Exhibit 5.1

250 Vesey street • new york, new york 10281-1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

July 8, 2019

Omnicom Group Inc.

437 Madison Avenue

New York, New York 10022

Omnicom Capital Inc.

1055 Washington Boulevard

Stamford, Connecticut 06901

Omnicom Finance Holdings plc

Bankside 3, 90-100 Southwark Street

London, SE1 0SW, United Kingdom

Re:	€500,000,000 Aggregate Principal Amount of 0.800% Senior Notes Due 2027 of
Omnicom Finance Holdings plc
€500,000,000 Aggregate Principal Amount of 1.400% Senior Notes Due 2031 of
Omnicom Finance Holdings plc

Ladies and Gentlemen:

We are acting as counsel for Omnicom Finance Holdings plc, a public limited company organized under the laws of England and Wales (the “Issuer”), Omnicom Group Inc., a New York corporation (“OGI”), and Omnicom Capital Inc., a Connecticut corporation (“OCI” and, together with OGI, the “Guarantors”), in connection with the issuance and sale of €500,000,000 aggregate principal amount of 0.800% Senior Notes due 2027 of the Issuer (the “2027 Notes”) and €500,000,000 aggregate principal amount of 1.400% Senior Notes due 2031 of the Issuer (the “2031 Notes” and, together with the 2027 Notes, the “Notes”), and the full and unconditional guarantee of the Notes (the “Guarantees”) by the Guarantors, pursuant to the Underwriting Agreement, dated June 24, 2019, by and among the Issuer, the Guarantors, Deutsche Bank AG, London Branch, J.P. Morgan Securities plc, BNP Paribas and Barclays Bank PLC, acting as representatives of the several underwriters, and the other underwriters named therein. The Notes are being issued pursuant to an indenture, dated as of July 8, 2019, by and among the Issuer, the Guarantors and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of July 8, 2019, by and among the Issuer, the Guarantors and the Trustee (as so supplemented, the “Indenture”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Holdings plc
July 8, 2019
Page 2

1. The Notes constitute valid and binding obligations of the Issuer.

2. The Guarantees constitute valid and binding obligations of the Guarantors.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For the purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the terms of the Indenture and (iii) the Indenture is a valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, with respect to the Issuer and OCI, we have further assumed that (i) the Issuer is a public limited company existing and in good standing under the laws of England and Wales, (ii) OCI is a corporation existing and in good standing under the laws of the State of Connecticut, (iii) the Indenture, the Notes and the Guarantees have been (A) authorized by all necessary corporate action of the Issuer and OCI, as applicable, and (B) executed and delivered by the Issuer under the laws of England and Wales and by OCI under the laws of the State of Connecticut, as applicable, and (iv) the execution, delivery, performance and compliance with the terms and provisions of (A) the Indenture and the Notes by the Issuer do not violate or conflict with the laws of England and Wales or the terms and provisions of the Issuer’s Certificate of Incorporation and Memorandum and Articles of Association, or any rule, regulation, order, decree judgment, instrument or agreement binding upon or applicable to the Issuer or its properties, and (B) the Indenture, the Notes and the Guarantees by OCI do not violate or conflict with the laws of the State of Connecticut, the terms and provisions of OCI’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to OCI or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer, the Guarantors and others. The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

Omnicom Group Inc.
Omnicom Capital Inc.
Omnicom Finance Holdings plc
July 8, 2019
Page 3

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by OGI and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-231652) (the “Registration Statement”), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day